Exhibit 99.2
********************************************************************************

                                                           FOR IMMEDIATE RELEASE

                       CARNIVAL CORPORATION & PLC REPORTS
                             SECOND QUARTER EARNINGS

              Board Authorizes Additional $1 Billion Share Buyback

      MIAMI (June 16, 2006) - Carnival  Corporation & plc (NYSE/LSE:  CCL; NYSE:
CUK) reported net income of $380 million, or $0.46 diluted EPS, on revenues of $2.66 billion for its second quarter ended May 31, 2006. Net income for the second quarter of 2005 was $388 million, or $0.47 diluted EPS, on revenues of $2.52 billion.

      Net income for the six months ended May 31, 2006, was $631 million, or $0.77 diluted EPS, on revenues of $5.13 billion, compared to net income of $736 million, or $0.89 diluted EPS, on revenues of $4.91 billion for the same period in 2005.

      The company has completed $967 million of its previously authorized $1 billion stock repurchase program and the board of directors has now authorized a second $1 billion stock repurchase program. The repurchase will take place from time to time in open market or privately negotiated transactions in accordance with all applicable laws, rules and regulations. This authorization covers both Carnival Corporation stock traded on the New York Stock Exchange and Carnival plc ordinary shares traded on the London Stock Exchange.

      Second quarter 2006 revenues increased 5.8 percent, driven by both a 4.5 percent increase in capacity and an increase in revenue yields (revenue per available lower berth day).

      Net and gross revenue yields in current dollars for the second quarter of 2006 increased 1.5 percent compared to the prior year. Net revenue yields as measured on a local currency basis ("constant dollar basis"), which the company believes better reflects underlying revenue performance, increased 2.6 percent over the same period last year, with cruise ticket prices, onboard revenues and occupancies, all increasing.

      Net cruise costs per available lower berth day ("ALBD") for the second quarter of 2006 increased 4.6 percent compared to the same period last year. On a constant dollar basis, net cruise costs per ALBD increased 5.9 percent from the same period last year. The increase in costs per ALBD was primarily due to a 43 percent increase in fuel prices. Excluding the increased fuel prices, the company's 2006 second quarter net cruise costs per ALBD increased 0.5 percent compared to last year on a constant dollar basis. Gross cruise costs per ALBD increased 3.8 percent.

      Carnival Corporation & plc Chairman and CEO Micky Arison said, "Our second quarter earnings were largely in line with our expectations. Both our North American and European cruise brands' yields were strong despite some price pressure on Caribbean sailings. We also did a very good job managing controllable costs, although higher fuel prices reduced second quarter earnings by $74 million, or 9 cents per share, compared to 2005."

      Outlook for the Remainder of 2006

      "Based on what we see at this point, we are expecting a solid increase in revenue yields from our European cruise brands in the second half of 2006. Additionally, pricing for our North American brands for European and Alaskan itineraries is ahead of the prior year. However, there remains considerable softness for Caribbean sailings in the second half of 2006. We have responded with more aggressive pricing strategies which have resulted in a solid increase in bookings over the last few weeks," Arison said.

      Despite sluggish Caribbean bookings, the company currently expects that net revenue yields will be up 1 to 2 percent (flat in constant dollars) in the second half of 2006 compared to last year. The company continues to expect full year 2006 net revenue yields to increase 1 to 2 percent on both a reported and constant dollar basis.

      Net cruise costs per ALBD are expected to increase 2 to 3 percent (flat to up 1 percent in constant dollar terms), in the second half of 2006 compared to the corresponding period last year. The company's cost guidance for fuel is based on recent forward prices for fuel of $366 per metric ton for the balance of the year, which is 24 percent or approximately $100 million higher than the last half of 2005. Excluding the anticipated fuel price increase, the company expects net cruise costs per ALBD to be lower by 2 to 3 percent compared to the prior year on a constant dollar basis.

      For the third quarter of 2006, the company expects net revenue yields to be up 1 to 2 percent (flat on a constant dollar basis), compared to last year. Net cruise costs per ALBD are expected to be up 5 to 6 percent (up 4 to 5 percent on a constant dollar basis), compared to last year. The increased costs are all attributable to the higher fuel price estimates, which, if realized, will cost the company approximately $66 million in the third quarter, based on recent forward prices for fuel of $364 per metric ton for the third quarter. This cost is 34 percent higher than the average price for fuel for the third quarter of 2005. Excluding the anticipated fuel price increase, the company's cost guidance for the third quarter of 2006 is for net cruise costs per ALBD to be flat compared to the third quarter 2005 on a constant dollar basis. Based on these estimates, the company expects diluted earnings per share for the third quarter of 2006 to be approximately $1.45 to $1.47.

      Based on these estimates, the company continues to forecast that diluted earnings per share for the full year 2006 will be approximately $2.65 to $2.75. This guidance is based on currency exchange rates of $1.29 to the euro and $1.88 to sterling.

      New Ship Deliveries and Orders

      During the second quarter, the company's Princess Cruises brand took delivery of the new 3,100-passenger Crown Princess, which began offering nine-day Caribbean cruises from the new Brooklyn Cruise Terminal earlier this week.

      Continuing its expansion of the European cruise market, on June 12, 2006, the company announced it had ordered two cruise ships for its European brands. The order includes a 2,260-passenger vessel for Costa Cruises and a 2,050-passenger ship for AIDA Cruises, with delivery scheduled for 2009 and 2010, respectively. In addition, Costa has an option for a second 2,260-passenger ship for 2010. Including these new orders, the company's order book now includes 16 new vessels - 10 for its European brands and six for its North American brands.

      "This commitment to future expansion, as well as the authorization for another $1 billion share repurchase, demonstrates our confidence in the favorable long-term prospects of our global cruise business. The current order book allows us to grow our global capacity at a measured pace of 7 percent compounded annually over the next four years. We are in a unique position of having strong cash flow to fund our growth initiatives and, to the extent that we have cash remaining, we intend to return those funds to shareholders through dividends and share repurchases," Arison said.

      The company has one ship scheduled to enter service in the third quarter 2006, the Costa Concordia, which is slated to launch seven-day Mediterranean cruises from Civitavecchia (Rome) on July 23, 2006.

      Also in the third quarter, the company will launch its first Asian-based cruise initiative, Costa Asia, with the newly refurbished Costa Allegra operating five-day voyages from Shanghai, the People's Republic of China, beginning July 3, 2006.

      Carnival has scheduled a conference call with analysts at 10 a.m. EST (15.00 London time) today to discuss its 2006 second quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc's Web site at www.carnivalcorp.com and www.carnivalplc.com.

      Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of 13 cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn Cruise Line, Windstar Cruises, AIDA Cruises, Costa Cruises, Cunard Line, Ocean Village, P&O Cruises, Swan Hellenic, P&O Cruises Australia and Costa Asia.

      Together, these brands operate 80 ships totaling approximately 141,000 lower berths with 16 new ships scheduled to enter service between July 2006 and spring 2010. Carnival Corporation & plc also operates the leading tour companies in Alaska and the Canadian Yukon, Holland America Tours and Princess Tours. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary note concerning factors that may affect future results

Some of the statements contained in this earnings release are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlook, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans," and "estimates" and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact the forecasting of earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel costs, costs per available lower berth day, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following: risks associated with the DLC structure, including the uncertainty of its tax status; general economic and business conditions, which may impact levels of disposable income of consumers and the net revenue yields for cruise brands of Carnival Corporation & plc; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives; risks associated with operating internationally; the international political and economic climate, armed conflicts, terrorist attacks and threats thereof, availability of air service, other world events and adverse publicity, and their impact on the demand for cruises; accidents, unusual weather patterns or natural disasters, such as hurricanes and earthquakes, and other incidents, (including machinery and equipment failures, which could cause the alteration of itineraries or cancellation of a cruise or series of cruises and the impact of the spread of contagious diseases), affecting the health, safety, security and vacation satisfaction of passengers; changing consumer preferences, which may, among other things, adversely impact the demand for cruises; the ability of Carnival Corporation & plc to implement its shipbuilding programs and brand strategies and to continue to expand its business worldwide; Carnival Corporation & plc's future operating cash flow may not be sufficient to fund future obligations and Carnival Corporation & plc may not be able to to obtain financing, if necessary, on terms that are favorable or consistent with Carnival Corporation & plc's expectations; Carnival Corporation & plc's ability to attract and retain qualified shipboard crew and maintain good relations with employee unions; the impact of changes in operating and financing costs, including changes in foreign currency exchange rates and interest rates and fuel, food, payroll, insurance and security costs; the impact of pending or threatened litigation; changes in the environmental, health, safety, security, tax and other regulatory regimes under which Carnival Corporation & plc operates, including the implementation of U.S. regulations requiring U.S. citizens to obtain passports for travel to or from additional foreign destinations; continued availability of attractive port destinations; Carnival Corporation & plc's ability to successfully implement cost reduction plans and the continuing financial viability of Carnival Corporation & plc's travel agent distribution system and air service providers. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS                              INVESTOR RELATIONS CONTACT
US                                          US/UK
Carnival Corporation & plc                  Carnival Corporation & plc
Tim Gallagher                               Beth Roberts
1 305 599 2600, ext. 16000                  1 305 406 4832

UK
Brunswick Group
Sarah Lindgreen/ Ruban Yogarajah
44 (0) 20 7404 5959

06 Second Quarter Earnings -

                           CARNIVAL CORPORATION & PLC
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          Three Months Ended May 31,          Six Months Ended May 31,
                                                          --------------------------          ------------------------
                                                            2006           2005 (1)          2006 (1)            2005 (1)
                                                            ----           ----              ----                ----
                                                                       (in millions, except per share data)
Revenues
     Cruise
         Passenger tickets                                $   2,020       $   1,903          $   3,930          $   3,746
         Onboard and other                                      600             566              1,139              1,110
     Other                                                       42              47                 56                 58
                                                          ---------       ---------          ---------          ---------
                                                              2,662           2,516              5,125              4,914
                                                          ---------       ---------          ---------          ---------
Costs and Expenses
     Operating
          Cruise
               Commissions, transportation and other            405             380                813                803
               Onboard and other                                101              96                198                193
               Payroll and related                              288             278                560                547
               Food                                             159             151                311                304
               Fuel                                             247             169                461                302
               Other ship operating                             383             374 (2)            740 (2)            704 (2)
          Other                                                  37              40                 53                 53
                                                          ---------       ---------          ---------          ---------
          Total                                               1,620           1,488              3,136              2,906
     Selling and administrative                                 354             342                720                678
     Depreciation and amortization                              240             224                472                446
                                                          ---------       ---------          ---------          ---------
                                                              2,214           2,054              4,328              4,030
                                                          ---------       ---------          ---------          ---------

Operating Income                                                448             462                797                884
                                                          ---------       ---------          ---------          ---------

Nonoperating (Expense) Income
     Interest income                                              5               6                 12                  9
     Interest expense, net of capitalized interest              (75)            (82)              (151)              (168)
     Other (expense) income, net                                 (1)              2                (16) (3)             8 (4)
                                                          ---------       ---------          ---------          ---------
                                                                (71)            (74)              (155)              (151)
                                                          ---------       ---------          ---------          ---------

Income Before Income Taxes                                      377             388                642                733

Income Tax Benefit (Expense), Net                                 3                                (11)                 3
                                                          ---------       ---------          ---------          ---------

Net Income                                                $     380       $     388          $     631          $     736
                                                          =========       =========          =========          =========

Earnings Per Share
    Basic                                                 $    0.47       $    0.48          $    0.78          $    0.92
                                                          =========       =========          =========          =========
    Diluted                                               $    0.46       $    0.47          $    0.77          $    0.89
                                                          =========       =========          =========          =========

Dividends Per Share                                       $    0.25       $    0.20          $    0.50          $    0.35
                                                          =========       =========          =========          =========

Weighted-Average Shares Outstanding - Basic                     805             805                807                805
                                                          =========       =========          =========          =========
Weighted-Average Shares Outstanding - Diluted                   840             854                843                855
                                                          =========       =========          =========          =========

(1) Reclassifications have been made to certain 2006 and 2005 amounts to conform to the current period presentation as a result of adopting a new chart of accounts in connection with the initial implementation of a new worldwide accounting system.

(2) 2005 and three months ended February 28, 2006 amounts were retrospectively adjusted for the change in the company's method of accounting for dry-dock costs from the deferral method to the direct expense method, which resulted in a $20 million and $17 million increase in other ship operating costs for the three and six months ended May 31, 2005, respectively, and a $29 million increase for the three months ended February 28, 2006.

(3) Includes a $10 million expense for a non-cruise investment write-down and a $5 million expense for a litigation reserve.

(4)   Includes a $7 million gain from the settlement of litigation.

2006 Second Quarter Earnings -

                           CARNIVAL CORPORATION & PLC
                  SELECTED STATISTICAL AND SEGMENT INFORMATION

                                               Three Months Ended May 31,              Six Months Ended May 31,
                                               --------------------------              ------------------------
                                               2006               2005 (1)           2006 (1)                2005 (1)
                                               ----               ----               ----                    ----
                                                         (in millions, except statistical information)
STATISTICAL INFORMATION
 Passengers carried (in thousands)               1,708               1,687               3,225 (2)              3,306
 Available lower berth days (3)             12,242,982          11,711,830          24,179,420             23,298,274
 Occupancy percentage                            105.4%              104.8%              104.8% (4)             104.3%
 Fuel cost per metric ton                 $        354        $        248        $        336           $        222

SEGMENT INFORMATION
 Revenues
  Cruise                                  $      2,620        $      2,469        $      5,069           $      4,856
  Other                                             54                  60                  70                     72
  Intersegment elimination                         (12)                (13)                (14)                   (14)
                                          ------------        ------------        ------------           ------------
                                          $      2,662        $      2,516        $      5,125           $      4,914
                                          ============        ============        ============           ============
 Operating expenses
  Cruise                                  $      1,583        $      1,448        $      3,083           $      2,853
  Other                                             49                  53                  67                     67
  Intersegment elimination                         (12)                (13)                (14)                   (14)
                                          ------------        ------------        ------------           ------------
                                          $      1,620        $      1,488        $      3,136           $      2,906
                                          ============        ============        ============           ============

 Selling and administrative expenses
  Cruise                                  $        343        $        327        $        698           $        654
  Other                                             11                  15                  22                     24
                                          ------------        ------------        ------------           ------------
                                          $        354        $        342        $        720           $        678
                                          ============        ============        ============           ============

 Depreciation and Amortization            $        232        $        217        $        456           $        432
  Cruise                                             8                   7                  16                     14
                                          ------------        ------------        ------------           ------------
  Other                                   $        240        $        224        $        472           $        446
                                          ============        ============        ============           ============

 Operating income (loss)
  Cruise                                  $        462        $        477        $        832           $        917
  Other                                            (14)                (15)                (35)                   (33)
                                          ------------        ------------        ------------           ------------
                                          $        448        $        462        $        797           $        884
                                          ============        ============        ============           ============

(1) Reclassifications have been made to certain 2006 and 2005 amounts to conform to the current period presentation.

(2) Passengers carried in 2006 are less than 2005 because 2006 does not include passengers for three ships chartered to the Military Sealift Command (MSC) in the 2006 first quarter in connection with the Hurricane Katrina relief efforts.

(3) Available lower berth days is the standard measure of passenger capacity for the period. It assumes that each cabin we offer for sale accommodates two passengers. ALBDs are computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(4) Occupancy percentage includes the three ships chartered to the MSC at 100% occupancy.

2006 Second Quarter Earnings -

                           CARNIVAL CORPORATION & PLC
                           NON-GAAP FINANCIAL MEASURES

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

                                                         Three Months Ended May 31,             Six Months Ended May 31,
                                                         --------------------------             ------------------------
                                                           2006               2005 (2)           2006 (2)           2005 (2)
                                                           ----               ----               ----               ----
                                                                       (in millions, except ALBDs and yields)
Cruise revenues
    Passenger tickets                                  $      2,020       $      1,903       $      3,930       $      3,746
    Onboard and other                                           600                566              1,139              1,110
                                                       ------------       ------------       ------------       ------------
Gross cruise revenues                                         2,620              2,469              5,069              4,856
Less cruise costs
    Commissions, transportation and other                      (405)              (380)              (813)              (803)
    Onboard and other                                          (101)               (96)              (198)              (193)
                                                       ------------       ------------       ------------       ------------
Net cruise revenues (1)                                $      2,114       $      1,993       $      4,058       $      3,860
                                                       ============       ============       ============       ============

ALBDs                                                    12,242,982         11,711,830         24,179,420         23,298,274
                                                       ============       ============       ============       ============

Gross revenue yields (1)                               $     214.00       $     210.79       $     209.63       $     208.45
                                                       ============       ============       ============       ============

Net revenue yields (1)                                 $     172.63       $     170.11       $     167.78       $     165.68
                                                       ============       ============       ============       ============

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

                                                         Three Months Ended May 31,               Six Months Ended May 31,
                                                         --------------------------               ------------------------
                                                            2006              2005 (2)          2006 (2)            2005 (2)
                                                            ----              ----              ----                ----
                                                                 (in millions, except ALBDs and costs per ALBD)
Cruise operating expenses                              $      1,583       $      1,448       $      3,083       $      2,853
Cruise selling and administrative expenses                      343                327                698                654
                                                       ------------       ------------       ------------       ------------
Gross cruise costs                                            1,926              1,775              3,781              3,507
Less cruise costs included in net cruise revenues
        Commissions, transportation and other                  (405)              (380)              (813)              (803)
        Onboard and other                                      (101)               (96)              (198)              (193)
                                                       ------------       ------------       ------------       ------------
Net cruise costs (1)                                   $      1,420       $      1,299       $      2,770       $      2,511
                                                       ============       ============       ============       ============

ALBDs                                                    12,242,982         11,711,830         24,179,420         23,298,274
                                                       ============       ============       ============       ============

Gross cruise costs per ALBD (1)                        $     157.35       $     151.56       $     156.40       $     150.50
                                                       ============       ============       ============       ============

Net cruise costs per ALBD (1)                          $     115.98       $     110.87       $     114.54       $     107.73
                                                       ============       ============       ============       ============

2006 Second Quarter Earnings -

                      NOTES TO NON-GAAP FINANCIAL MEASURES

(1) We use net cruise revenues per ALBD ("net revenue yields") and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. We believe that net revenue yields are commonly used in the cruise industry to measure a company's cruise segment revenue performance. This measure is also used for revenue management purposes. In calculating net revenue yields, we use "net cruise revenues" rather than "gross cruise revenues." We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned by us net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard revenues. Substantially all of our remaining cruise costs are largely fixed once our ship capacity levels have been determined, except for the impact of changing prices.

      Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. In calculating net cruise costs, we exclude the same variable costs that are included in the calculation of net cruise revenues. This is done to avoid duplicating these variable costs in these two non-GAAP financial measures.

      We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the "air/sea mix"). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

      We also monitor these two non-GAAP financial measures assuming the 2006 currency exchange rates have remained constant with the 2005 comparable period rates, or on a "constant dollar basis," in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure indicating the actual growth of our operations in a fluctuating rate environment. On a constant dollar basis, net cruise revenues and net cruise costs would be $2.14 billion and $1.44 billion for the three months ended May 31, 2006, and $4.12 billion and $2.82 billion for the six months ended May 31, 2006, respectively. On a constant dollar basis, gross cruise revenues and gross cruise costs would be $2.65 billion and $1.95 billion for the three months ended May 31, 2006 and $5.16 and $3.86 billion for the six months ended May 31, 2006, respectively. In addition, our non-U.S. cruise operations depreciation and net interest expense were impacted by changes in exchange rates for the three and six months ended May 31, 2006, compared to May 31, 2005.

(2) Reclassifications have been made to certain 2005 and 2006 amounts to conform to the current period presentation.